SECURITIES  AND  EXCHANGE  COMMISSION
                                WASHINGTON,  DC  20549

                                     FORM  12B-25

                             NOTIFICATION  OF  LATE  FILING

                                              COMMISSION  FILE  NUMBER  0-04395
(CHECK  ONE)

| |  FORM  10-K  AND  FORM  10-KSB        |  |  FORM  11-K
| |  FORM  20-F     |X|  FORM  10-Q  AND  FORM  10-QSB      |  |  FORM  N-SAR

     FOR  THE  PERIOD  ENDED  MARCH  31,  2000

|  |  TRANSITION  REPORT  ON  FORM  10-K  AND  FORM  10-KSB
|  |  TRANSITION  REPORT  ON  FORM  20-F
|  |  TRANSITION  REPORT  ON  FORM  11-K
|  |  TRANSITION  REPORT  ON  FORM  10-Q  AND  FORM  10-QSB
|  |  TRANSITION  REPORT  ON  FORM  N-SAR

     FOR  THE  TRANSITION  PERIOD  ENDED  ____________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     IF THE NOTIFICATION RELATED TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH NOTIFICATION RELATES:
____________________________________

                                     PART  I
                             REGISTRANT  INFORMATION

FULL  NAME  OF  REGISTRANT:       COBB RESOURCES CORPORATION

FORMER  NAME  IF  APPLICABLE:

ADDRESS  OF  PRINCIPAL
EXECUTIVE  OFFICE:                1041 North Formosa Avenue
                                  Mary Pickford Building, Suite 191

CITY,  STATE  AND  ZIP  CODE:     Los Angeles, CA 90046


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                                     PART  II

                             RULE  12B-25(B)  AND  (C)

     IF  THE  SUBJECT  REPORT  COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR
EXPENSE  AND  THE  REGISTRANT  SEEKS  RELIEF  PURSUANT  TO  RULE  12B-25(B), THE
FOLLOWING  SHOULD  BE  COMPLETED.  (CHECK  APPROPRIATE  BOX.)


     | | (A) THE REASONS DESCRIBED IN DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;


     |X| (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT OF FORMS 10-K, 10-KSB, 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, 10-QSB, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND


     | | (C) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.


                                    PART  III

                                    NARRATIVE

     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR OR THE TRANSITION REPORT PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)


    The March 31, 2000 quarterly review by the auditors will be completed around May 17, 2000

                                     PART  IV

                                OTHER  INFORMATION

     (1)  NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO CONTACT IN REGARD TO THIS
NOTIFICATION:

           Owen Naccarato        818              255-4996
          -----------------------------------------------------
          (NAME)             (AREA  CODE)   (TELEPHONE  NUMBER)

     (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                        |X|  YES     |  |  NO

     (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                        |  |  YES     |  X  |  NO

     IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

     The company expects to report an unconsolidated loss for the three months ended March 31, 2000, the approximate amount of which will not be finalized until on or about May 16, 2000.

                               KAIRE HOLDINGS INCORPORATED
                            --------------------------------
                  (NAME  OF  REGISTRANT  AS  SPECIFIED  IN  CHARTER)

      HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

     DATE:  MAY 15,  2000                BY:  /S/  George Furla
          ------------------                ----------------------
                                                   George Furla

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

+----------------------------------ATTENTION-----------------------------------+
|                INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT                |
|         CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).         |
+------------------------------------------------------------------------------+
                             GENERAL  INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T ((S)232.201 or (S)232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T ((S)232.13(b) of this chapter).

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